Exhibit 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
09/18/2014	Investors:	Chris Stent, 630-623-3801
	Media:	Heidi Barker, 630-623-3791

McDONALD'S RAISES QUARTERLY CASH DIVIDEND BY 5%

•	Quarterly cash dividend increases 5% to $0.85 per share - the equivalent of $3.40 annually

•	Returned $3.2 billion year-to-date August under the 2014-2016 $18 to $20 billion total cash return target

OAK BROOK, IL - On September 18, 2014, McDonald's Board of Directors declared a quarterly cash dividend of $0.85 per share of common stock payable on December 15, 2014, to shareholders of record at the close of business on December 1, 2014. This represents a 5% increase over the Company's previous quarterly dividend and brings the fourth quarter dividend payout to more than $800 million.

McDonald's President and CEO Don Thompson said, “McDonald’s global growth priorities - providing great-tasting food and beverages, creating memorable experiences, offering unparalleled convenience and becoming an even more trusted brand - focus on what matters most to our customers and serve as the foundation to building our business over the long term. Today's dividend increase reflects the continued strength and sustainability of our cash flow and our commitment to enhancing shareholder value. We expect to return $18 to $20 billion to shareholders between 2014 and 2016 and have returned $3.2 billion year-to-date August toward that target.”

McDonald's has raised its dividend each and every year since paying its first dividend in 1976. The new quarterly dividend of $0.85 per share is equivalent to $3.40 annually.

Upcoming Communications

McDonald's tentatively plans to release third quarter results before the market opens on October 21, 2014 and will host an investor webcast. This webcast will be broadcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.

About McDonald's

McDonald’s is the world’s leading global foodservice retailer with over 35,000 locations serving approximately 70 million customers in over 100 countries each day. More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local business men and women.

Forward-Looking Statements

This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

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